Exhibit 99.1

Ignyta Announces Second Quarter 2015

Company Highlights and Financial Results

August 10, 2015 4:00 PM Eastern Time

SAN DIEGO--(BUSINESS WIRE)--Ignyta, Inc. (Nasdaq: RXDX), a precision oncology biotechnology company, today announced company highlights and financial results for the second quarter ended June 30, 2015.

“Since the beginning of the second quarter of 2015, we have continued to make important strides toward our goal of becoming a leading precision oncology biotechnology company that can provide compelling treatment options to cancer patients with unmet needs,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “We made strong progress on our lead product candidate, entrectinib, announcing promising data at ASCO from our two Phase I clinical trials, releasing our proprietary next-generation sequencing assay to support our potentially registration-enabling STARTRK-2 Phase 2 clinical trial, and kicking off a collaboration with UCSF to study entrectinib in melanoma. We are also starting to gain good momentum in advancing the former Teva assets we acquired only a quarter earlier, as exemplified by the FDA’s clearance of our IND for RXDX-107, for which we are preparing to initiate a Phase 1/1b clinical trial. We also strengthened our balance sheet by raising gross proceeds of approximately $75 million in an underwritten public offering of our common stock, and we continued to expand our team with incredibly talented people.”

Company Highlights

Presentation of Entrectinib Clinical Data at ASCO

In June 2015, Ignyta announced that interim results from the company’s two Phase 1 clinical trials of entrectinib were presented at the 2015 Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago, Illinois.

The clinical trials included the ALKA-372-001 study and the STARTRK-1 study, which is the first of the “Studies of Tumor Alterations Responsive to Targeting Receptor Kinases”. Both trials were designed to determine the maximum tolerated dose (MTD) and/or recommended Phase 2 dose (RP2D), as well as preliminary anti-cancer activity, of single agent entrectinib in patients with solid tumors with the relevant molecular alterations: NTRK1 (encoding TrkA), ROS1 or ALK for ALKA-372-001 and NTRK1/2/3 (encoding TrkA/TrkB/TrkC), ROS1 or ALK for STARTRK-1.

As of the May 1, 2015, data cut-off for the presentation, the findings showed:

•	A total of 67 patients with a range of solid tumors had been dosed across both clinical trials;
•	Entrectinib was well tolerated to date, with no treatment-related serious adverse events. Other safety findings included:
➢	In the ALKA-372-001 study, two Grade 3 treatment-related adverse events were observed: fatigue and muscle weakness, each of which subsided with dose reduction. The most frequent adverse events were paresthesia, nausea, myalgia, asthenia, dysgeusia, and vomiting;
➢	In the STARTRK-1 study, three Grade 3 treatment-related adverse events were observed: neutropenia, which resolved with dose reduction, and two dose-limiting toxicities of reversible cognitive impairment and fatigue, both of which resolved upon study drug interruption. The most frequent adverse events were fatigue, dysgeusia, constipation, nausea, and paresthesia;
•	Pharmacokinetic measurements showed dose-proportional increases across the daily dosing regimens evaluated, with a half-life compatible with once-daily dosing;
•	The body surface area (BSA)-based recommended Phase 2 dose was determined to be 400 mg/m2 once per day (QD); both studies are continuing in order to determine a fixed daily dose regimen;
•	11 patients across both clinical trials met the company’s expected Phase 2 eligibility criteria, which include:
➢	Presence of NTRK1/2/3, ROS1 or ALK fusions, as opposed to other types of molecular alterations (e.g., SNPs, amplifications, deletions);
➢	ALK inhibitor and/or ROS1 inhibitor naïve; and
➢	Treatment at or above the recommended Phase 2 dose of 400 mg/m2;
•	The response rate in the 11 patients that met these criteria across both studies was 91% (10 of 11 responses as assessed by the clinical sites), with 9 patients remaining on study treatment with durable responses of up to 16 treatment cycles. The responses included:
➢	3 of 3 responses in patients with NTRK1/2/3 fusions, including patients with non-small cell lung cancer (NSCLC), colorectal cancer and acinic cell cancer;
➢	5 of 6 responses, including one complete response, in patients with ROS1 fusions, all of which were in NSCLC; and
➢	2 of 2 responses in patients with ALK fusions, including one NSCLC patient and one patient with another solid tumor.

Release for Clinical Use of Proprietary NGS Clinical Trial Assay

In June 2015, the company announced the release for clinical use of its first clinical trial assay to support patient identification and enrollment into its STARTRK clinical development program for entrectinib. The proprietary assay was co-developed with ArcherDx and validated within Ignyta’s own CLIA-registered, QSR-compliant diagnostic lab in San Diego.

This lab will utilize this assay in acting as the central testing lab for patient screening for the STARTRK-2 Phase 2 clinical study of entrectinib.

Entrectinib Collaboration with UCSF

In July 2015, the company announced a clinical collaboration with the University of California, San Francisco (UCSF), under which UCSF will study entrectinib in a proof-of-concept clinical trial in cancer patients with metastatic melanoma that is positive for activating alterations to NTRK1/2/3 (encoding TrkA/TrkB/TrkC) or ROS1.

The study is a multicenter, open label umbrella trial designed by UCSF to obtain proof-of-concept data in patients with metastatic melanoma that is positive for molecular alterations in specific tyrosine kinase receptors. UCSF will exclusively use entrectinib for patients enrolled in the clinical trial having activating molecular alterations to NTRK1/2/3 or ROS1.

Clearance of Investigational New Drug (IND) Application for RXDX-107

In July 2015, Ignyta announced that the U.S. Food and Drug Administration (FDA) cleared the IND for Ignyta’s new chemical entity RXDX-107, a next-generation alkyl ester of bendamustine encapsulated in human serum albumin (HSA) to form nanoparticles.

Under this IND, the company intends to initiate a new Phase 1/1b, multicenter, open-label clinical trial of RXDX-107 in adult patients. This dose-escalation study is designed to determine the MTD, RP2D, tolerability, pharmacokinetics and preliminary clinical activity of RXDX-107 in patients with locally advanced or metastatic solid tumors.

Financing

In June 2015, the company issued an aggregate of 4,285,714 shares of its common stock in an underwritten public offering at a purchase price of $17.50 per share, which resulted in aggregate gross proceeds of approximately $75 million.

Enhancement of Leadership Capacity

In July 2015, Ignyta announced that Bernard Parker joined the company as its Chief Commercial Officer, bringing to the company broad commercial oncology experience from a variety of senior roles spanning sales, marketing, reimbursement, global brand management and regional business unit leadership at several leading pharmaceutical companies. Mr. Parker’s previous experience includes serving as Head of the EMEA Pharmaceuticals Franchise for the Alcon division of Novartis; as Global Brand Director, Biopharmaceuticals Portfolio for the

Sandoz division of Novartis; as a management consultant at Bain & Company; and in various marketing and sales roles at Amgen, Pfizer and Parke-Davis.

Second Quarter 2015 Financial Results

For the second quarter of 2015, net loss was $13.1 million, or $0.51 per share, compared with $5.4 million, or $0.28 per share, for the second quarter of 2014.

Ignyta did not record any revenue for the three months ended June 30, 2015. Ignyta recorded revenue of $150,000 for the three months ended June 30, 2014, which consisted of a one-time service fee for research services conducted in the second quarter of 2014.

Research and development expenses for the second quarter of 2015 were $8.8 million, compared with $3.6 million for the second quarter of 2014. The increase was primarily due to an increase in activities relating to development of entrectinib and the company’s other product candidates, including the assets acquired from Teva Pharmaceutical Industries Ltd. in March 2015. The increase between periods was also due to personnel expenses related to hiring and engaging additional employees and consultants to help advance the company’s product candidates, facilities related expenses as a result of the expansion of the company’s leased facilities space and expenses incurred in connection with the Teva asset acquisition.

General and administrative expenses were $3.9 million for second quarter of 2015, compared with $2.0 million for second quarter of 2014. The increase was primarily caused by increases in personnel costs and investor relations, audit, legal and intellectual property costs.

At June 30, 2015, the company had cash, cash equivalents and available-for-sale securities totaling $166.4 million and current and long-term debt of approximately $21.0 million. At December 31, 2014, the company had cash, cash equivalents and available-for-sale securities totaling $76.6 million and current and long-term debt of approximately $21.0 million.

Conference Call Information

On Monday, August 10, 2015, the company will host a conference call beginning at 4:30 p.m. ET (1:30 p.m. PT). The conference call will be available to interested parties through a live audio Internet broadcast on the Investors page of the company’s website at http://investor.ignyta.com. The call will also be archived and accessible at this site for two weeks. Alternatively, callers may participate in the conference call by dialing (888) 734-0328 (domestic) or (678) 894-3054 (international), and entering passcode 6854696.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, Ignyta’s development plans for its product candidates and discovery programs, the company’s financial status and performance, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a precision oncology biotechnology company pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. The company’s goal with this Rx/Dx approach is to discover, develop and commercialize new drugs that target activated cancer genes and pathways for the customized treatment of cancer, as well as novel chemotherapeutics that can potentially provide additional benefit to cancer patients. It aims to achieve this goal by pairing its product candidates with biomarker-based companion diagnostics that are designed to identify, at the molecular level, the patients who are most likely to benefit from the precisely targeted drugs the company develops. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of Ignyta’s product candidates and the potential for Ignyta to establish a leadership position in precision oncology medicine and provide benefit to cancer patients. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from the competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CLIA registration of its diagnostic laboratory or to fail to achieve full CLIA accreditation of such laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenue	$-	$150	$-	$150

Operating expenses
Research and development	8,796	3,576	29,012	5,758
General and administrative	3,855	2,039	6,621	3,800

Total operating expenses	12,651	5,615	35,633	9,558

Loss from operations	(12,651)	(5,465)	(35,633)	(9,408)

Interest expense	(603)	(26)	(1,205)	(53)
Other income (expense)	134	68	212	(68)

Total other expense, net	(469)	42	(993)	(121)

Net loss	$(13,120)	$(5,423)	$(36,626)	$(9,529)

Basic and diluted net loss per share	$(0.51)	$(0.28)	$(1.58)	$(0.56)

Shares used to calculate net loss per share	25,928	19,579	23,212	17,054

IGNYTA, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$53,556	$6,346
Short-term investment securities	55,098	63,201
Prepaid expenses and other current assets	2,565	1,731

Total current assets	111,219	71,278
Long-term investment securities	57,735	7,087
Fixed assets, net	7,568	6,281
Other assets	523	658

Total assets	$177,045	$85,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,772	$975
Accrued expenses and other liabilities	6,863	4,930
Notes payable, current portion	1,167	1,400
Lease payable, current portion	176	172

Total current liabilities	9,978	7,477
Notes payable, net of current portion and discount	19,196	18,830
Lease payable, net of current portion	255	344
Other long-term liabilities	2,455	2,705

Total liabilities	31,884	29,356
Total stockholders’ equity	145,161	55,948

Total liabilities and stockholders’ equity	$177,045	$85,304